Exhibit 5.1

PILLSBURY WINTHROP LLP
50 Fremont Street
San Francisco, CA 94105

July 2, 2003

The Immune Response Corporation
5931 Darwin Court
Carlsbad, CA 92008

                    Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

                     We are acting as counsel for The Immune Response Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 86,428 shares of the Company’s Common Stock, par value $.0025 per share (the “Shares”), issuable pursuant to the Consulting Agreement, by and between the Company and Randall Letcavage and Rosemary Nguyen, effective as of May 30, 2003, and the Consultant Agreement, by and between the Company and CEOcast, Inc., dated as of June 4, 2003 (collectively, the “Agreements”).

                     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Agreements, will be legally issued, fully paid and nonassessable.  This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

                     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PILLSBURY WINTHROP LLP